UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 06, 2023

LL Flooring Holdings, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-33767	27-1310817
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4901 Bakers Mill Lane
Richmond, Virginia		23230
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 804 463-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	LL	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 6, 2023, LL Flooring Holdings, Inc. (the “Company”) announced that the Board of Directors appointed Robert L. Madore, Jr., age 58, as the Company’s Executive Vice President and Chief Financial Officer. Mr. Madore’s employment with the Company is expected to begin on or about July 10, 2023.

Prior to his appointment, Mr. Madore most recently served as Interim Chief Financial Officer of F45 Training Holdings, Inc. (NYSE: FXLV), a global fitness franchisor, since February 15, 2023. Prior to joining F45, Madore was the Chief Financial Officer of Cronos Group (NASDAQ: CRON) from 2021 - 2022 and EVP and Chief Financial Officer of American Eagle Outfitters, Inc. (NYSE: AEO) from 2016-2020. From 2004 until 2016, Mr. Madore was with Ralph Lauren Corporation (NYSE: RL), as Chief Financial Officer from 2015-2016, SVP Corporate Finance from 2011-2014, and Chief Financial Officer/SVP of Operations of Ralph Lauren Retail Group from 2004 - 2011. Mr. Madore is a Certified Public Accountant.

Mr. Madore was appointed pursuant to the terms of an offer letter, dated June 9, 2023 (the “Offer Letter Agreement”). In connection with Mr. Madore’s appointment as Chief Financial Officer, Mr. Madore will receive an annual base salary of $650,000, a sign-on cash bonus of $150,000, and a one-time cash bonus of $75,000 net of taxes to support initial commuting expenses. Mr. Madore will be eligible to participate in the annual bonus plan for executive management, with a target payout of 80% of his annual base salary, with any bonus for 2023 pro-rated from his date of hire. Subject to the approval of the Compensation Committee, it is expected that Mr. Madore will receive inducement equity awards comprised of (i) a time-based restricted stock award with a grant date fair value of $425,000 vesting ratably over three years and (ii) a performance-based restricted stock unit award with a three-year performance period based on TSR performance, a three-year cliff vesting, and a grant date value of $175,000. These awards will be granted without shareholder approval and outside of the Company’s 2023 Equity Compensation Plan (the “2023 Plan”) as “employment inducement awards” under the NYSE Listed Company Manual Rule 303A.08, but will generally be subject to the same terms and conditions as apply to awards granted under the 2023 Plan. With respect to the restricted stock award, (i) if as part of a Change in Control of the Company (as defined in the 2023 Plan) or during the two (2) year period following a Change in Control of the Company, Mr. Madore’s employment with the Company is terminated by him for “good reason” or is terminated by the Company without “Cause” or (ii) if Mr. Madore’s employment is terminated as a result of death or disability, the restricted stock award will become 100% vested. With respect to the performance-based restricted stock unit award, upon a Change in Control before the end of the performance period, the target number of performance-based restricted stock units shall become eligible to vest and become payable (i) to the extent such award is not assumed or substituted upon such Change in Control and Mr. Madore remains employed through such Change in Control, upon such Change of Control and (ii) to the extent such award is assumed or substituted and Mr. Madore remains employed through the applicable date, the end of such performance period or, if earlier, the date on which Mr. Madore’s employment with the Company is terminated by him for “good reason” or is terminated by the Company without “cause”. In the event Mr. Madore’s employment is terminated as a result of death or disability prior to the end of the performance period, he will be eligible to vest into a pro-rated number of performance-based restricted stock units based on actual performance over the performance period; provided if such termination occurs following a Change in Control (and such awards were assumed or substituted) such pro-ration shall be applied to the target number of performance-based restricted stock units. The foregoing description of the Offer Letter Agreement is qualified in its entirety by reference to the full text of the Offer Letter Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

In addition, the Company and Mr. Madore entered into a severance agreement. The terms of the severance agreement are substantially the same as the terms of the Form of Severance Agreement for Executive Officers (other than CEO) filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K, filed on December 30, 2022 and described in Item 5.02 of that Form 8-K.

The Company also announced on July 6, 2023 that Terry Blanchard will step down as Interim Chief Financial Officer when Mr. Madore’s employment commences. A copy of the press release containing these announcements is attached hereto as Exhibit 99.1 and is incorporated by reference into item 5.02 of this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description
	10.1	Offer Letter Agreement with Robert L. Madore, dated June 9, 2023
	99.1	Press Release dated July 6, 2023
	104	Cover Page Interactive Data File (formatted in Inline XBRL and contained in Exhibit 101)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LL FLOORING HOLDINGS, INC.

Date:	July 6, 2023	By:	/s/ Alice G. Givens
Chief Legal, Ethics and Compliance Officer and Corporate Secretary